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SEC 2069
(11-01)
Previous  versions
obsolete

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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CERTIFICATION  AND NOTICE OF TERMINATION OF REGISTRATION  UNDER SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number   0-17695

                           Healthcare Properties, L.P.
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             (Exact name of registrant as specified in its charter)

              14160 Dallas Parkway, Suite 300, Dallas, Texas 75254
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

                          Limited Partnership Interests
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            (Title of each class of securities covered by this Form)

                                      None
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(Titles of all other  classes  of  securities  for which a duty to file  reports under section l3( a) or 15( d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule   12g-4(a)(1)(i)     |X|                    Rule   12h-3(b)(1)(i)   |X|
Rule   12g-4(a)(1)(ii)    |_|                    Rule   12h-3(b)(1)(ii)  |_|
Rule   12g-4(a)(2)(i)     |_|                    Rule   12h-3(b)(2)(i)   |_|
Rule   12g-4(a)(2)(ii)    |_|                    Rule   12h-3(b)(2)(ii)  |_|
                                                 Rule   15d-6            |_|

Approximate number of holders of record as of the certification or notice date:
                                                                      None

Pursuant to the terms of registrant's limited partnership agreement, registrant was dissolved and its existence cancelled effective as of November 13, 2003. Accordingly, registrant is no longer in existence and has no holders of record as of such date.

Pursuant to the requirements of the Securities Exchange Act of 1934, Healthcare Properties, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       HEALTHCARE PROPERTIES, L.P.

                                       By: Capital Realty Group Senior
                                           Housing, Inc.,
                                           General Partner


Date:  November 13, 2003                   By:  /s/ Robert Lankford
                                              ---------------------------------
                                              Robert Lankford
                                              President
                                              (duly authorized officer)

Instruction: This form is required by Rules 12g-4, 12h-3 and l5d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counselor by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.






















SEC 2069 (09-03)